UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 7, 2018

Bionik Laboratories Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-54717	27-1340346
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

483 Bay Street, N105 Toronto, ON	M5G 2C9
(Address of Principal Executive Offices)	(Zip Code)

 Registrant’s Telephone Number, Including Area Code: (416) 640-7887

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Resignation of Michal Prywata from the Board of Directors

Effective as of September 7, 2018, Michal Prywata, a member of the Board of Directors (the “Board”) of Bionik Laboratories Corp. (the “Company”), and the Company’s Chief Technology Officer, resigned from the Board. Mr. Prywata’s departure is not related to any disagreement with the Company’s accounting or operating policies or practices. Mr. Prywata remains the Company’s Chief Technology Officer and was granted observer status to the Board on September 7, 2018.

Appointment of new members to the Board of Directors

On September 7, 2018, the independent directors of the Board nominated, and the Board appointed, Audrey Thevenon, Ph.D., age 40, to fill the vacancy on the Board resulting from Mr. Prywata’s resignation. Dr. Thevenon was also appointed to the Boards’ Compensation Committee.

Dr. Thevenon serves as a Program Officer on the Board of Life Sciences at the National Academies of Sciences, Engineering and Medicine (“NASEM”), a private, nonprofit institution that provides high-quality, objective advice on science, engineering, and health matters, since October 2016, and previously served as the Associate Program Officer of NASEM from August 2014 to October 2016. Dr. Thevenon also serves as the Managing Editor of the journal Institute for Laboratory Animal Research at NASEM. From February 2012 to July 2014, Dr. Thevenon was a Postdoctoral Fellow at the Uniformed Services University of the Health Sciences in Bethesda, MA. Dr. Thevenon has also completed a Postdoctoral Fellowship at the University of Hawaii in placental pharmacology. Dr. Thevenon has a Ph.D. and an MS both in Biology from Georgetown University, as well as an MS in Cell Biology & Physiology and a BS in Life Sciences and Environment from the University of Rennes 1 in France.

Dr. Thevenon will receive director fees generally provided to the independent directors of the Company, which at this time is up to $50,000 per annum for her services as a director and any Board committees she may serve on from time to time. In addition, the Board, in its sole discretion, may grant to Dr. Thevenon an annual award of shares of the Company’s common stock, which award shall be based upon performance criteria established by the Board, such as number of Board meetings attended and complexity of tasks undertaken, and which shall be subject to any vesting requirements as established by the Board.

There is no other arrangement or understanding between Dr. Thevenon and any other persons pursuant to which Dr. Thevenon was elected as a director. The Company believes that Dr. Thevenon is qualified as to serve as a member of the Board because of her experience in medicine and scientific innovation.

On September 7, 2018, the independent directors of the Board nominated, and the Board appointed, Charles Matine, age 60, to fill the remaining vacancy on the Board. Mr. Matine was also appointed to the Board’s Audit Committee.

Mr. Matine serves as an Advisory Board Member of Enlaps, a start-up company providing a time-lapse solution to photographers, since February 2018. Since July 2015, Mr. Matine has served as a strategic advisor to C4 Ventures, a London-based venture fund supporting media, e-commerce and hardware startups. In April 2014, Mr. Matine founded B & Associates, a marketing and digital transformation consultancy firm, and has served as its CEO since April 2014. Prior to that, Mr. Matine served as a Business Unit Director of Apple France from July 2010 to April 2014, where he led the Education and Research business unit, and as a Senior Marketing Manager of Apple Europe from April 2006 to June 2010, where he was responsible for promoting Apple products and defining marketing, PR and branding strategies within central Europe, the Middle East and Africa. Prior to Apple, Mr. Matine worked extensively in marketing and advertising, promoting technology products and brands throughout Europe. Mr. Matine studied at Sciences Po (the Paris Institute for Political Studies, Section Public Service) and holds the IFA-Sciences Po non-executive director certificate.

Mr. Matine will receive director fees generally provided to the independent directors of the Company, which at this time is $50,000 per annum for his services as a director and any Board committees he may serve on from time to time. In addition, the Board, in its sole discretion, may grant to Mr. Matine an annual award of shares of the Company’s common stock, which award shall be based upon performance criteria established by the Board, such as number of Board meetings attended and complexity of tasks undertaken, and which shall be subject to any vesting requirements as established by the Board.

There is no other arrangement or understanding between Mr. Matine and any other persons pursuant to which Mr. Matine was elected as a director. The Company believes that Mr. Matine is qualified as to serve as a member of the Board because of his experience with product marketing and go-to-market strategies.

Item 8.01	Other Events

The Company issued a press release on September 13, 2018 announcing the resignation of Mr. Prywata from the Board and the appointments of Dr. Thevenon and Mr. Matine to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated September 13, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 13, 2018

BIONIK LABORATORIES CORP.

By:	/s/ Leslie Markow
Name:	Leslie Markow
Title:	Chief Financial Officer

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